Exhibit 11

                   Conversion Technologies International, Inc.
                                and Subsidiaries

          Statement of Computation of Basic Net Income (Loss) Per Share

                                                Three months ended             Nine months ended
                                                      March 31,                    March 31,
                                                1999           1998           1999           1998
                                            -----------    -----------    -----------    -----------
Loss from continuing operations             $  (579,414)   $  (447,689)   $(1,827,763)   $(1,891,499)

Preferred stock dividends                      (193,299)            --     (1,045,644)    (1,573,500)
                                            -----------    -----------    -----------    -----------

Loss from continuing operations
      attributable to common stockholders      (772,713)      (447,689)    (2,873,407)    (3,464,999)
                                            ===========    ===========    ===========    ===========

Weighted average number of
      common shares outstanding               4,862,486      4,799,186      4,861,765      4,799,186
                                            ===========    ===========    ===========    ===========

Loss per common share from
      continuing operations                       (0.16)         (0.09)         (0.59)         (0.72)
                                            ===========    ===========    ===========    ===========

Discontinued operations                         (25,602)       111,673        142,858       (557,700)
                                            ===========    ===========    ===========    ===========

Income (loss) per common share
      from discontinued operations                   --           0.02           0.03          (0.12)
                                            ===========    ===========    ===========    ===========

Loss before extraordinary item                 (605,016)      (336,016)    (1,684,905)    (2,449,199)

Preferred stock dividends                      (193,299)            --     (1,045,644)    (1,573,500)
                                            -----------    -----------    -----------    -----------

Loss before extraordinary item
      attributable to common stockholders      (798,315)      (336,016)    (2,730,549)    (4,022,699)
                                            ===========    ===========    ===========    ===========

Loss per common share before
      extraordinary item                          (0.16)         (0.07)         (0.56)         (0.84)
                                            ===========    ===========    ===========    ===========

Extraordinary item                                   --             --             --      6,354,356
                                            ===========    ===========    ===========    ===========

Income per share from
      extraordinary item                             --             --             --           1.33
                                            ===========    ===========    ===========    ===========

Net income (loss)                              (605,016)      (336,016)    (1,684,905)     3,905,157

Preferred stock dividends                      (193,299)            --     (1,045,644)    (1,573,500)
                                            -----------    -----------    -----------    -----------

Net income (loss) attributable
      to common stockholders                   (798,315)      (336,016)    (2,730,549)     2,331,657
                                            ===========    ===========    ===========    ===========

Net income (loss) per
      common share                                (0.16)         (0.07)         (0.56)          0.49
                                            ===========    ===========    ===========    ===========